Exhibit 99 First Commonwealth Financial Corporation News Release dated September 1, 2005

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	September 1, 2005	(724) 349-7220

FIRST COMMONWEALTH BANK CONTINUES
BRANCH OPTIMIZATION STRATEGY

Sells Branch Offices

INDIANA, PA - First Commonwealth Bank, a wholly-owned subsidiary of First Commonwealth Financial Corporation (NYSE:FCF), announced today that it has agreed to sell five of its branch offices and one drive-thru location to Clearfield Bank and Trust Company.  Clearfield Bank and Trust Company is the principal subsidiary of CBT Financial headquartered in Clearfield, PA and currently has seven branches located in Clearfield and surrounding counties. Under terms of the purchase and assumption agreement, Clearfield Bank and Trust Company will acquire the First Commonwealth Bank branch offices located in Huntingdon, Mount Union, Saxton, Three Springs and Williamsburg, PA.  Clearfield Bank and Trust Company will assume approximately $112.2 million of deposit liabilities associated with these offices.  The transaction is subject to regulatory approvals and is expected to settle in the fourth quarter of 2005.  The transaction represents a premium on deposits and is expected to generate a pre-tax gain of approximately $9.2 million ($6.0 million after tax) and should be included in the Corporation's fourth quarter 2005 financial results.

The branch sale is part of First Commonwealth's continuing branch network optimization initiative to focus efforts to expand in the higher growth markets.  Under the branch optimization plan First Commonwealth expects to construct or renovate a total of nine branch offices in 2005, as compared to the four in 2004.  These branch offices include three relocations, two renovations and four de novo offices.  First Commonwealth opened two de novo branch offices in Washington County, one of the Pittsburgh region's fastest growing counties, late in the first quarter of 2005.  Additionally, First Commonwealth opened its newest full-service de novo branch in the Village at Pittsburgh Mills in Tarentum, PA on July 14, 2005.  Pittsburgh Mills is expected to become one of the largest tourist attractions in Pennsylvania within three years.  Two of the three offices expected to be relocated in 2005 have been completed to date.  Deposit and loan growth at the three newly opened branch offices are on track to exceed the growth rates of the branches being sold.  More than 40 percent of the banks are now located in growth counties.  The company has increased its branch presence in Allegheny County, one of Western Pennsylvania's most densely populated counties, by 475 percent during the last two years to 23 branches.

First Commonwealth Financial Corporation is a $6.2 billion financial services holding company headquartered in Indiana, PA.  It operates through First Commonwealth Bank in 16 counties in western and central Pennsylvania with 105 branches and 110 ATMs. Financial services and insurance products are provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company and First Commonwealth Financial Advisors.  The Corporation also owns First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intended," and "potential." Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to-: the timing and magnitude of changes in interest rates; changes in accounting principles, policies or guidelines; changes in regional, nations and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets. Consequently, all forward-looking statements made in this press release are qualified by these cautionary statements, and the cautionary language in First Commonwealth's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.